Exhibit 99.1

         ADVANCIS PHARMACEUTICAL ANNOUNCES RESULTS FROM ADULT/ADOLESCENT
                       AMOXICILLIN PULSYS PHASE III TRIAL

                      PRIMARY TRIAL ENDPOINT NOT ACHIEVED;
           PEDIATRIC AMOXICILLIN PULSYS TRIAL RESULTS EXPECTED IN JULY

    GERMANTOWN, Md. and SPRING VALLEY, N.Y., June 15 /PRNewswire-FirstCall/ -- Advancis Pharmaceutical Corporation (Nasdaq: AVNC) and Par Pharmaceutical Companies, Inc. (NYSE: PRX) today announced that the companies' Amoxicillin PULSYS Phase III clinical trial for the treatment of adults and adolescents with pharyngitis/tonsillitis due to Group A streptococcal infections (commonly referred to as strep throat) failed to achieve its desired microbiological and clinical endpoints.

    The trial compared Advancis' Amoxicillin PULSYS 775 milligram tablet dosed once-daily for seven days to 250 milligrams of penicillin VK dosed four times daily for 10 days. According to top-line trial data received today, Amoxicillin PULSYS failed to demonstrate statistical non-inferiority to the comparator therapy in the primary endpoint -- bacterial eradication at the post-therapy test-of-cure visit for patients who successfully completed the trial protocol.

    Success in bacterial eradication at the post-therapy test-of-cure visit in the per-protocol population was 76.6 percent (131/171) of patients with Amoxicillin PULSYS and 88.5 percent (161/182) with penicillin. These results failed to demonstrate statistical non-inferiority (95 percent confidence interval of -20.0; -4.4). Amoxicillin PULSYS also failed to demonstrate non-inferiority in the trial's secondary endpoints, including clinical cure at the test-of-cure visit and bacterial eradication at the late post-therapy visit. Advancis will review the full data over the coming weeks and evaluate what steps, if any, could be taken to improve future outcomes.

    "We are disappointed in the trial results for our adult Amoxicillin PULSYS product. We will further investigate these results and look to the results of our pediatric Phase III trial that we anticipate receiving next month before deciding upon the next steps for our amoxicillin program," said Dr. Edward Rudnic, Advancis chairman and chief executive officer.

    Whether or not the pediatric study achieves its primary and secondary endpoints, the Company anticipates that it would be required to establish efficacy in a new Phase III adult and adolescent trial before it could file a New Drug Application (NDA) for its Amoxicillin PULSYS products. As a result, the Company believes that a potential NDA filing, if any, for such products will be delayed by at least one year.

    CONFERENCE CALL
    The Company has scheduled a conference call for Thursday, June 16, 2005 at 8:00 AM ET. During the call, Dr. Edward Rudnic, chairman, president and CEO, and Dr. Barry Hafkin, senior vice president and chief scientific officer will discuss the trial results. Investors can call 1-800-813-8504 (domestic) and 1-706-643-7752 (international) prior to the 8:00 AM start time and ask for the Advancis Pharmaceutical conference call hosted by Dr. Rudnic. A replay of the call will be available on June 16, 2005 beginning at 10:00 AM ET and will be accessible until Thursday, June 23, 2005 at 5:00 PM ET. The replay call-in number is 1-800-642-1687 for domestic callers and 1-706-645-9291 for international callers. The access number is 7172293.

    ABOUT ADVANCIS PHARMACEUTICAL:
    Advancis Pharmaceutical Corporation (Nasdaq: AVNC) is a pharmaceutical company focused on the development and commercialization of pulsatile drug products that fulfill substantial unmet medical needs in the treatment of infectious disease. The Company is developing a broad portfolio of anti-infective drugs based on its novel biological finding that bacteria exposed to antibiotics in frontloaded staccato bursts, or "pulses," are killed more efficiently and effectively than those under standard treatment regimens. Based on this finding, Advancis has developed a proprietary, once-a-day pulsatile delivery technology called PULSYS. By examining the resistance patterns of bacteria and applying its delivery technologies, Advancis has the potential to redefine infectious disease therapy and significantly improve drug efficacy, shorten length of therapy, and reduce drug resistance versus currently available antibacterial products. For more on Advancis, please visit http://www.advancispharm.com.

    ABOUT PAR PHARMACEUTICAL:
    Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic pharmaceuticals through its principal subsidiary, Par Pharmaceutical, Inc., and its recently acquired subsidiary, Kali Laboratories, Inc. The company is also developing an additional line of branded pharmaceutical products for specialty markets and expects to introduce the first of these in 2005. Par currently manufactures, markets, or licenses more than 85 prescription drugs. For press release and other company information, visit http://www.parpharm.com.

    This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based on Advancis' current expectations and assumptions. These statements are not guarantees of future performance and are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking.

    The actual results realized by Advancis could differ materially from these forward-looking statements, depending in particular upon the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. These include, without limitation, risks and uncertainties relating to the Company's financial results and the ability of the Company to
(1) reach profitability, (2) prove that the preliminary findings for its product candidates are valid, (3) design and conduct clinical trials in a manner that is necessary to receive regulatory approvals, (4) receive required regulatory approvals, (5) successfully conduct clinical trials in a timely manner with favorable results, (6) establish its competitive position for its products, (7) develop and commercialize products that are superior to existing or newly developed competitor products, (8) develop products without any defects, (9) have sufficient capital resources to fund its operations, (10) protect its intellectual property rights and patents, (11) implement its sales and marketing strategy and reach its sales goals, (12) successfully attract and retain collaborative partners, and (13) retain its senior management and other personnel. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. Advancis undertakes no obligation to update or revise the information in this announcement, whether as a result of new information, future events or circumstances or otherwise.

SOURCE  Advancis Pharmaceutical Corporation; Par Pharmaceutical Companies,
Inc.
    -0-                             06/15/2005
    /CONTACT: Bob Bannon, Sr. Director, Investor Relations of Advancis Pharmaceutical, +1-301-944-6710; or Stephen Mock, Vice President, Corporate Affairs, or Cecelia Heer, Associate Director, Investor Relations,
+1-201-802-4000, both of Par Pharmaceutical/
    /Web site:  http://www.advancispharm.com
                http://www.parpharm.com /

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